Exhibit 10.6

AMENDMENT No. 1

TO THE EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement, dated November 30, 2017 (the “Agreement”) is made and entered into by and between Actelis Networks, Inc., a Delaware corporation (the “Company”), and Yoav Efron, an individual (“CFO” or “you”), and is effective as of April 1, 2023. Each of the Company and CFO is a “Party” to this Amendment and the Company and CFO, collectively, the “Parties” hereto.

RECITALS

WHEREAS, the Company and the CFO desire to amend the Agreement to set forth additional terms, conditions and obligations of the Parties with respect to the CFO’s employment in the Company, as set forth hereunder;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved the amendments hereunder, on March 22, 2023.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	The first sentence in Section 1.1 of the Agreement is hereby deleted in its entirety, and in replaced with the following:

“1.1 Base Salary: base salary at the annual rate of $102,850, payable in accordance with the Company's standard payroll policies.”

2.	A new Section 5 shall be added to the Agreement (the “New Section 5”), such that the current Section 5 of the Agreement shall become Section 6 and the following Sections’ numbers shall be adjusted accordingly. The New Section 5 shall be as follows:

“5. Severance. If the Company terminates your employment other than for “Cause” (as defined herein), death or disability (as defined in Section 22€(3) of the Internal Revenue Code (“Disability”), then, subject to your execution, delivery and non-revocation of a separation agreement and general release in a form acceptable to the Company (the “Release”), then:

(i)	following the employment termination date (the “Termination Date”), you shall receive continued payments of your then-existing base salary and benefits for a period of nine (9) months, less applicable withholding, in accordance with the Company’s standard payroll practices.

(ii)	In the event that the Company agrees with you that you will remain employed with the Company for a transition period following delivery of notice of termination, including for the purpose of ensuring a smooth transition of the CFO duties to your successor, you will be entitled to base salary, benefits, and any bonus earned during such transition period; and

(iii)	if, following the Termination Date, you timely elect continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your dependents, within the time period prescribed by COBRA, the Company will reimburse you for the COBRA premiums for such coverage for 9 months from the Termination Date or such earlier date if you no longer constitute a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code).

For purposes of this agreement, “Cause” shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your personal enrichment, (ii) your gross negligence or willful misconduct and which results or, in the Board’s determination, is likely to result in material injury to the Company, (iii) your act of theft, embezzlement, fraud or malfeasance in connection with the performance of your duties to the Company; (iv) willful failure to perform your duties or repeated failure to follow the lawful directives of the Board (other than as a result of death or Disability); (v) indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, or (vi) your material breach of any of the provisions or covenants of this Agreement or a material policy of the Company, including the Company’s policies against employment discrimination or harassment, which remain uncured (if curable) after thirty (30) days’ notice.

In the event that you are involuntarily terminated by the Company for Cause, whether or not such termination is before, on, or following a Change in Control, then all payments of compensation by the Company to you hereunder shall immediately terminate (except as to amounts already earned). Upon your death or Disability during your employment with the Company, then your employment hereunder shall automatically terminate and all payments of compensation by the Company to you hereunder shall immediately terminate (except as to amounts already earned). In the event of your death or Disability, you or your estate will be eligible to receive any earned, pro-rated bonus which are calculated and paid at year-end. .

3.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective on the date set forth above.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
ACTELIS NETWORKS, INC.

/s/ Tuvia Barlev
Signature

Tuvia Barlev
Print Name

Chief Executive Officer
Title

CFO

/s/ Yoav Efron
Signature

Yoav Efron
Print Name